EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Notice of Reverse Share Split

January 5, 2024 – Walnut Creek, CA

United States Natural Gas Fund, LP (“UNG”) announced today that it will execute a one-for-four reverse share split that will be effective for holders of UNG shares (“Shareholders”) after the close of the markets on January 23, 2024. Shares of UNG will trade at their post-split prices on January 24, 2024. UNG’s ticker symbol, “UNG”, will not change, and shares of UNG will continue to trade on the NYSE Arca. UNG’s new CUSIP number will be 912318 409.

The reverse share split will reduce the number of UNG’s shares outstanding and will result in a proportionate increase in the net asset value per share (“NAV”) of UNG. As a result of the reverse share split, Shareholders on January 23, 2024 will receive one post-split share of UNG for every four pre-split shares of UNG they hold. Immediately after the reverse share split is effective, UNG’s post-split shares will have an NAV that is four times higher than that of pre-split shares.

The reverse share split will affect all of UNG’s Shareholders. The reverse share split will not affect any Shareholder’s percentage interest in UNG, except to the extent that the reverse share split results in a Shareholder receiving cash in the transaction. The NYSE Arca does not permit the trading of fractional shares. As described below, Shareholders otherwise entitled to receive fractional shares as a result of the reverse share split will thus receive cash in lieu of such fractional shares.

Illustration of a Reverse Share Split

The following table shows the effect of a hypothetical 1 for 4 reverse share split:

Table 1. Hypothetical Example of a 1-for-4 Reverse Share Split:
Period	# of Shares	Net Asset Value (NAV)	Total Value

Pre-Split	100	$5.09	$509

Post-Split	25	$20.36	$509

Redemption of Fractional Shares and Tax Consequences for the Reverse Share Split

UNG Shareholders that hold UNG shares that are not an exact multiple of UNG’s reverse share split ratio (a multiple of 4) would hold fractional shares as a result of the reverse share split. As noted above, the NYSE Arca does not permit the trading of fractional shares. Shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares will generally reduce a UNG Shareholder’s basis in UNG shares by the amount of cash received. If the amount of cash received in lieu of fractional shares exceeds a UNG Shareholder’s aggregate basis in the Shareholder’s shares, such Shareholder would recognize gain equal to the amount of such excess. This may cause a taxable event for those shareholders. Other than in the case of UNG Shareholders receiving cash in excess of their basis, the reverse share split is not anticipated to result in the recognition of taxable gain to UNG Shareholders.

“Odd-Lot” Share

Also, as a result of the reverse share split, UNG may have outstanding, with respect to certain of its authorized purchasers, aggregations of less than 100,000 shares required to make a redemption basket, or a so-called “odd-lot share”. Each of UNG’s authorized purchasers will be provided with a one-time opportunity to redeem any odd-lot shares resulting from the reverse share split.

For a further discussion about UNG and the risks associated with an investment in UNG, see UNG’s Prospectus, which is available at www.uscfinvestments.com.

Frequently Asked Questions About the Reverse Share Split

1.	What is a reverse share split?

A reverse share split reduces the number of a fund’s outstanding shares and results in a proportionate increase in the net asset value per share (“NAV”) for that fund based on a predetermined ratio. In a 1-for-4 reverse share split, every 4 pre-split shares held by a Shareholder are replaced with 1 post-split share that has an NAV that is four times higher than that of the pre-split shares.

2.	How does the reverse share split affect a Shareholder’s investment in UNG?

The economic value of UNG’s shares will not change as a result of the reverse share split. After the reverse share split, a Shareholder will own fewer UNG shares, but each UNG share will have an NAV that is four times higher than that of the pre-split UNG shares.

The reverse share split will not affect any Shareholder’s percentage interest in UNG, except to the extent that the reverse share split could result in a UNG Shareholder receiving cash in lieu of a fractional share. UNG Shareholders that hold quantities of UNG shares that are not an exact multiple of 4 would be entitled to receive fractional shares as a result of the reverse share split. However, the NYSE Arca does not permit the trading of fractional shares. As a result, Shareholders otherwise entitled to receive fractional shares due to the reverse share split will receive cash in lieu of such fractional shares.

For example, a UNG Shareholder that holds 105 pre-split shares would receive 26.25 post-split shares if fractional shares were permitted. Since the NYSE Arca does not permit trading of fractional shares, the Shareholder will hold 26 post-split shares and will receive cash in lieu of the 0.25 fractional share.

3.	How many shares of UNG will be received as a result of the reverse share split?

UNG will undergo a 1 for 4 reverse share split. At the close of trading on January 23, 2024, each UNG Shareholder will receive 1 post-split share for every 4 pre-split shares held. No Shareholder will receive fractional shares. Any Shareholder otherwise entitled to receive a fractional share as a result of the reverse share split will receive cash in lieu thereof.

4.	When will the UNG reverse share split take place?

UNG will effect the reverse share split after the close of the markets on January 23, 2024. The number of issued and outstanding UNG shares will decrease as a result. UNG Shareholders at the close of trading on January 23, 2024 will participate in the reverse share split. Post-split UNG shares will begin trading on the NYSE Arca, on a split-adjusted basis, on January 24, 2023, the first trading day following the reverse share split.

5.	Why has UNG decided to reverse split its shares?

UNG has decided to implement the reverse share split with the goal of increasing the marketability of UNG shares.

6.	Will the reverse share split be a taxable transaction for UNG Shareholders?

Other than in the case of certain UNG Shareholders that receive cash in lieu of fractional shares, the reverse share split is not anticipated to result in the recognition of gain or loss by the UNG Shareholders. If a Shareholder’s shares were acquired on different dates, the reverse share split may cause the Shareholder to have a split holding period in some or all of the Shareholder’s shares. As noted above, the NYSE Arca does not permit the trading of fractional shares, and Shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares may cause some UNG Shareholders to recognize taxable gains, but it is generally anticipated that the reverse share split will not result in the recognition of gain or loss for Shareholders unless the amount of cash received by a Shareholder exceeds the Shareholder’s basis in the UNG shares. To the extent the amount of cash received in lieu of fractional shares does not exceed a UNG Shareholder’s basis in the UNG shares, the UNG Shareholder’s basis in its UNG shares will be reduced by the amount of cash received, but the Shareholder will not recognize any gain or loss. If the amount of cash received in lieu of fractional shares exceeds a UNG Shareholder’s basis in the Shareholder’s shares, such Shareholder would recognize gain equal to the amount of such cash received in excess of such Shareholder’s basis. UNG Shareholders should consult their own tax advisors concerning the tax consequences of the UNG reverse share split in light of their own unique circumstances.

7.	What will happen to UNG shares sold before January 23, 2024?

Sales of UNG shares occurring before the close of trading on January 23, 2024, the date of the reverse share split, will not be impacted by the reverse share split. Such sale(s) would take place before the reverse share split is effected, so the transaction would be executed at the pre-split price and quantity.

8.	What will happen to UNG shares purchased before January 23, 2024?

Purchases of UNG shares occurring before the close of trading on January 23, 2024 would take place before the reverse share split, and therefore the transaction would be executed at the pre-split price and quantity. UNG shares not sold before the close of trading on January 23, 2024 will be affected by the reverse share split. Beginning on January 24, 2024, a UNG Shareholder will hold fewer shares of UNG, but those shares will have a higher NAV.

9.	What will happen to UNG shares purchased or sold on or after January 24, 2024?

UNG shares purchased or sold on or after January 24, 2024 will reflect the reverse share split. Starting on January 24, 2024 there will be fewer shares of UNG available for purchase or sale, but the NAV per UNG share will be higher.

10.	Will there be a new ticker or CUSIP number associated with the reverse share split?

UNG’s ticker symbol, “UNG”, will not change as a result of the reverse share split. However, UNG’s CUSIP number will change. UNG’s new CUSIP number beginning on January 24, 2024 will be 912318 409.

11.	Will the UNG reverse share split affect a Limit or Good ‘Til Cancelled Order?

The reverse share split will cancel all Limit and Good ‘Til Cancelled orders for UNG shares in effect at the market close on January 23, 2023. Investors should replace these orders following the completion of the reverse share split and adjust orders to the post-split price.

An investment in shares issued by UNG involves risks. These risks can significantly impact the market value of UNG’s shares. Some of the risks you may face are summarized below:

•	UNG seeks to achieve its investment objective by investing so that the average daily percentage change in UNG’s NAV for any period of 30 successive valuation days will be within plus/minus ten percent (10%) of the average daily percentage change in the price of the futures contract on natural gas as traded on the New York Mercantile Exchange (the “NYMEX”) that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire (the “Benchmark Futures Contract”) over the same period. UNG’s investment strategy is designed to provide investors with a cost-effective way to invest indirectly in natural gas and to hedge against movements in the spot price of natural gas.
•	To the extent that investors use UNG as a means of indirectly investing in natural gas, there is the risk that the daily changes in the price of UNG’s shares on the NYSE Arca on a percentage basis will not closely track the daily changes in the spot price of natural gas on a percentage basis. This could happen if the price of shares traded on the NYSE Arca does not correlate closely with the value of UNG’s NAV; the changes in UNG’s NAV do not correlate closely with the changes in the price of the Benchmark Futures Contract; or the changes in the price of the Benchmark Futures Contract do not closely correlate with the changes in the cash or spot price of natural gas. This is a risk because if these correlations do not exist, then investors may not be able to use UNG as a cost-effective way to indirectly invest in natural gas or as a hedge against the risk of loss in natural gas-related transactions.
•	UNG has not and does not intend to leverage its assets by making investments beyond its potential ability to meet the potential margin and collateral obligations relating to such investments. Consistent with this, UNG’s investment decisions will take into account the need for UNG to make permitted investments that also allow it to maintain adequate liquidity to meet its margin and collateral requirements and to avoid, to the extent reasonably possible, UNG becoming leveraged, including by its holding of assets that have a high probability of having a value of less than zero. If market conditions require it, these risk reduction measures may occur on short notice.
•	The price relationship between the near month contract to expire and the next month contract to expire that compose the Benchmark Futures Contract will vary and may impact both the total return over time of UNG’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns. In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the Benchmark Futures Contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the Benchmark Futures Contract would tend to rise as it approaches expiration.
•	Volatility in the natural gas market could limit UNG’s ability to have a substantial portion of its assets invested in the Benchmark Futures Contract. In such a circumstance, UNG could, if it determined it appropriate to do so in light of market conditions and regulatory requirements, invest in other Futures Contracts and/or Other Natural-Gas Related Investments.

•	The NAV of UNG’s shares relates directly to the value of the Benchmark Futures Contract and other assets held by UNG and fluctuations in the prices of these assets could materially adversely affect an investment in UNG’s shares. Past performance is not necessarily indicative of future results; all or substantially all of an investment in UNG could be lost.
•	UNG invests primarily in Futures Contracts, a significant portion of which are traded on United States exchanges, including the NYMEX.
•	Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, UNG’s future performance, or UNG’s future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. UNG has based the forward-looking statements included in this press release on information available to it on the date of this press release, and UNG assumes no obligation to update any such forward-looking statements. Although UNG undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, investors are advised to consult any additional disclosures that UNG may make directly to them or through reports that UNG files in the future with the Securities and Exchange Commission (the “SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

For a further discussion about UNG and the risks associated with an investment in UNG, see UNG’s Prospectus, which is available at www.uscfinvestments.com.

About USCF

USCF operates on the leading edge of exchange-traded product (ETP) and exchange-traded fund (ETF) innovation. The firm broke new ground with the launch of the first oil ETP, the United States Oil Fund, LP (USO), in 2006. Over the next decade, USCF designed and issued fifteen more ETPs and ETFS across commodity and equity asset classes. USCF and its affiliates currently manage approximately $4 billion in assets from their headquarters in Walnut Creek, California.

Forward Looking Statements

Statements other than statements of historical facts included in this press release may constitute forward looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

USCF is a registered trademark. All rights reserved.

Commodity Fund Disclosures:

Commodity trading is highly speculative and involves a high degree of risk. Commodities and futures generally are volatile and are not suitable for all investors. Investing in commodity interests subject each Fund to the risks of its related industry. An investor may lose all or substantially all of an investment. These risks could result in large fluctuations in the price of a particular Fund's respective shares. Funds that focus on a single sector generally experience greater volatility. For further discussion of these and additional risks associated with an investment in the Funds please read the respective Fund Prospectus before investing.

An investor should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. To obtain a prospectus containing this and other information, please call 1-800-920-0259 or download the file from www.uscfinvestments.com.

An investment in the fund involves risk, including loss of principle. ALPS Distributors, Inc. is unaffiliated with USCF. Funds distributed by ALPS Distributors, Inc.